EXHIBIT 10.5

STANDARD BANK, PaSB

PHANTOM STOCK APPRECIATION RIGHTS AGREEMENT

THIS AGREEMENT is made this ______ day of ______________, ____, by and between STANDARD BANK, PaSB located in Murrysville, Pennsylvania (the “Company”), and ________ (the “Officer”).

INTRODUCTION

To encourage the Officer to remain employed with the Company and to provide the Officer with an incentive benefit, the Company is willing to provide an opportunity to the Officer to share in the appreciation of Phantom Stock of the Company. According to the terms of this Agreement, the Company will provide a one-time Phantom Stock Allocation to a Phantom Stock Appreciation Rights (“Phantom SAR’s”) Account on January 1, 2002, and determine the appreciation on the Phantom Stock Allocation on an annual basis for 10 years. Upon the occurrence of various triggering events, the Company will pay the value of the Phantom SAR’s Account in cash from its general assets.

AGREEMENT

The Officer and the Company agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1     “Account Balance” means the undistributed value of the Officer’s Phantom SAR’s Account at any given point in time.

1.2     “Capital Account” means the net value of: (a) Standard Mutual Holding Company’s retained earnings determined from the consolidated financial statements according to Generally Accepted Accounting Principles (“GAAP”), plus (b) the general loan loss reserve, and excluding (c) any market value adjustments determined under Statement of Financial Accounting Standards Number 115.

1.3     “Change in Control” means any of the following:

(A)     any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a subsidiary of the Company, an employee benefit plan (or related trust) of the Company or a direct or indirect subsidiary of the Company, or affiliates of the Company (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than a person owning 10% or more of the voting power of stock on the date hereof); or

(B)     the liquidation or dissolution of the Company or the occurrence of, or execution of an agreement providing for a sale of all or substantially all of the assets of the Company to an entity which is not a direct or indirect subsidiary of the Company; or

(C)     the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Company as a result of which either (a) the Company does not survive or (b) pursuant to which shares of the Company common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Company Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company surviving, continuing or resulting from such transaction; or

(D)     the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of the Company, or before any connected series of such transactions, if upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Company immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease to constitute a majority of the Board of Directors of the Company or, in the case where the Company does not survive in such transaction, of the company surviving, continuing or resulting from such transaction or transactions; or

(E)     any other event which is at any time designated as a “Change in Control” for purposes of this Agreement by a resolution adopted by the Board of Directors of the Company with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Officer.

(F)     during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of

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each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, provided however this provision shall not apply in the event two-thirds of the Board of Directors at the beginning of a period no longer are directors due to death, normal retirement, or other circumstances not related to a Change in Control.

     Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Company providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Officer’s employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.4     “Code” means the Internal Revenue Code of 1986, as amended.

1.5     “Disability” means the Officer’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Officer, or by the Social Security Administration, to be a disability rendering the Officer totally and permanently disabled. The Officer must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.6     “Early Termination” means that the Officer, prior to Plan Year 10 (the “Normal Benefit Date”), has terminated employment with the Company for reasons other than Termination for Cause (see Section 7.2), Disability, death or following a Change in Control.

1.7     “Effective Date” means the effective date of this Agreement, January 1, 2002.

1.8     “Normal Benefit Date” means the end of Plan Year 10.

1.9     “Phantom Stock” means the hypothetical number of shares of the Company’s common stock that would be issued at an initial price of $10.00 per share. The Phantom Stock is used solely as a measurement tool; no Company stock will be purchased, sold, registered, or issued in connection with this Agreement. The Officer will only be entitled to cash, and not stock in lieu of cash. The Officer will not receive any stock or stock rights by virtue of this Agreement.

1.10   “Plan Year” means each 12-month period from the Effective Date.

1.11   “Termination of Employment” means the Officer ceases to be employed by the Company or any of its subsidiaries for any reason, other than an approved leave of absence.

Article 2

Phantom SAR’s Allocation

     The Officer’s Phantom Stock Appreciation Rights Account (“Phantom SAR’s Account”) shall

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be established with a one-time allocation of               shares of Phantom Stock as of the Effective Date of this Agreement (the “Phantom Stock Allocation”).

Article 3

Phantom SAR’s Account

3.1     Establishing and Crediting. The Company shall establish a Phantom SAR’s Account on its books for the Officer. The value of the Phantom SAR’s Account is determined as follows:

3.1.1       Valuation for Plan Years 1 Through 10. On the last day of each Plan Year 1 through 10, the value of the Phantom SAR’s Account is determined by multiplying the Phantom SAR’s Allocation by the difference between the Initial Price Per Share and the Current Price Per Share, as defined below.

(a)  “Initial Price Per Share” is the beginning per share value of the Phantom Stock, which is $10.00.

(b)  “Current Price Per Share” is determined by dividing the Capital Account by the 3,178,958 total outstanding Phantom Stock shares. If there are Extraordinary Items as defined in Section 3.1.3, the total outstanding Phantom SAR shares may be adjusted.

An example of the calculation of a Phantom SAR’s Account Balance is as follows:

	Assumptions	Results
(A)	Phantom SAR’s Allocation	1,000
(B)	Initial Price Per Share	$10.00
(C)	Capital Account at the Measurement Date	$34,968,538
(D)	Total Outstanding Phantom Shares	3,178,958
(E)	Current Price Per Share	$11.00
(F)	Phantom Price Appreciation = (E) minus (B)	$1.00
(G)	Phantom SAR’s Account Value = (A) times (F)	$1,000

3.1.2      Interest on Phantom SAR’s Account Balance. Unless otherwise specified in this Agreement, no interest shall be credited to the Phantom SAR’s Account during Plan Years 1 through 10.

3.1.3      Extraordinary Items. In the event of the Company’s merger with a mutual institution, conversion to a stock company or other material change in the Company’s total capitalization that occurs after the establishment by the Company of the Officer’s Phantom SAR’s Account, the number of outstanding Phantom SAR shares subject to this Agreement shall be adjusted accordingly.

3.2     Statement of Accounts. The Company shall provide to the Officer, within 90 days following the end of each Plan Year this Agreement is in effect, a statement setting forth the

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Phantom SAR’s Account Balance, stating the number of Phantom Stock shares and detailing the calculation of the value of the Officer’s Phantom SAR Account.

3.3       Accounting Device Only. The Phantom SAR’s Account is solely a device for measuring amounts to be paid under this Agreement. The Phantom SAR’s Account is not a trust fund of any kind. The Officer is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Officer's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Officer's creditors.

Article 4

Benefit Payments

4.1       Benefit at Normal Benefit Date. If the Officer reaches the Normal Benefit Date while in continuous employment with the Company, the Company shall pay to the Officer the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement. However, if there has been a Change in Control prior to the Normal Benefit Date, the Officer’s benefits shall be determined pursuant to Section 4.3.

4.1.1     Amount of Benefit. The benefit under this Section 4.1 is the value of the Phantom SAR’s Account at the end of Plan Year 10.

4.1.2     Payment of Benefit. The benefit will be in the form elected by the Officer in Exhibit 1.

4.2     Early Termination Benefit. Upon Early Termination, the Company shall pay to the Officer the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

4.2.1     Amount of Benefit. The benefit amount under this Section 4.2 is the value of the Phantom SAR’s Account for the Plan Year ended immediately prior to the Officer’s Termination of Employment, multiplied by the Vesting Percentage pursuant to the following vesting schedule:

Plan Year’s Completed	Vesting Percentage
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

4.2.2     Payment of Benefit. The Company shall pay the benefit to the Officer in a lump sum within 90 days after the end of Plan Year 10. No additional earnings shall be credited to the Account after Termination of Employment.

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4.3      Change in Control Benefit. If the Officer is employed by the Company at the date a Change in Control occurs, the Company shall pay to the Officer one of the benefits described in this Section 4.3 in lieu of any other benefit under this Agreement.

4.3.1     Amount of Benefit. The benefit amount under this Section 4.3.1 is the greater of: (a) the value of the Officer’s Phantom SAR’s Account determined in accordance with Section 3.1; or (b) the Officer’s Phantom SAR’s Allocation multiplied by the actual price per share after the Change in Control occurs. The Officer shall be considered to be 100 percent vested even if the Officer has not completed 5 Plan Years.

4.3.2     Payment of Benefit. The Company shall pay the benefit as described in Exhibit 1, commencing within 90 days of the earlier of: (a) the Officer’s Termination of Employment or (b) the Officer’s Normal Benefit Date. The benefit shall be paid in the form elected in Exhibit 1.

4.4      Disability Benefit. Upon Termination of Employment due to Disability prior to the Normal Benefit Date, the Company shall pay to the Officer the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

4.4.1     Amount of Benefit. The benefit amount under this Section 4.4 is the value of the Phantom SAR’s Account for the Plan Year ended immediately prior to termination. The Officer shall be considered to be 100 percent vested even if the Officer has not completed 5 Plan Years at the date of termination due to Disability.

4.4.2     Payment of Benefit. The Company shall pay the benefit to the Officer as specified in Exhibit 1, commencing within 90 days of the date of termination due to Disability.

Article 5

Death Benefits

5.1     Death During Active Service. If the Officer dies while in the active service of the Company, the Company shall pay to the Officer’s beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1     Amount of Benefit. The benefit in this Section 5.1 is the greater of: (a) the value of the Phantom SAR’s Account for the Plan Year ended immediately prior to the Officer’s death; or (b) $300,000.

5.1.2     Payment of Benefit. The Company shall pay the benefit to the Officer’s designated beneficiary as elected in Exhibit 1, commencing within 90 days of the Officer’s death.

5.2     Death During Benefit Period. If the Officer dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay

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the remaining benefits to the Officer's beneficiary at the same time and in the same amounts they would have been paid to the Officer had the Officer survived.

5.3      Death After Termination of Employment But Before Payment of Benefit Commences. If the Officer is entitled to a benefit under this Agreement, but dies prior to the payment of said benefit, the Company shall pay the same benefit payment to the Officer’s beneficiary that the Officer was entitled to prior to death except that the benefit payment shall be paid in a lump sum within 90 days of the Officer’s death.

Article 6

Beneficiaries

6.1      Beneficiary Designations. The Officer shall designate a beneficiary by filing a written designation with the Company. The Officer may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Officer and accepted by the Company during the Officer's lifetime. The Officer's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Officer, or if the Officer names a spouse as beneficiary and the marriage is subsequently dissolved. If the Officer dies without a valid beneficiary designation, all payments shall be made to the Officer’s estate.

6.2      Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 7

General Limitations

7.1       Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would be an excess parachute payment under Section 280G of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4.

7.2       Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Officer's employment for:

(a)     Gross negligence or gross neglect of duties;

(b)     Commission of a felony or of a gross misdemeanor involving moral turpitude; or

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(c)     Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Officer's employment and resulting in an adverse effect on the Company.

7.3     Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Officer is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

7.4     Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Officer commits suicide within two years after the date of this Agreement, or if the Officer has made any material misstatement of fact on any application for life insurance purchased by the Company, or any other reason, provided however that the Company shall evaluate the reason for the denial, and upon advice of Counsel and in its sole discretion, consider judicially challenging any denial.

Article 8

Claims and Review Procedures

8.1    Claims Procedure. An Officer or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1      Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

8.1.2     Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.1.3     Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

8.1.3.1     The specific reasons for the denial,

8.1.3.2     A reference to the specific provisions of the Agreement on which the denial is based,

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8.1.3.3     A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

8.1.3.4     An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

8.1.3.5     A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Article 9

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Officer.

Article 10

Miscellaneous

10.1    Binding Effect. This Agreement shall bind the Officer and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

10.2    No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Officer the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Officer. It also does not require the Officer to remain an employee nor interfere with the Officer's right to terminate employment at any time.

10.3    Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4    Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

10.5    Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.6    Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

10.7    Unfunded Arrangement. The Officer and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner

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to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Officer’s life is a general asset of the Company to which the Officer and beneficiary have no preferred or secured claim.

10.8      Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Officer as to the subject matter hereof. No rights are granted to the Officer by virtue of this Agreement other than those specifically set forth herein.

10.9      Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)     Interpreting the provisions of the Agreement;

(b)     Establishing and revising the method of accounting for the Agreement;

(c)     Maintaining a record of benefit payments; and

(d)     Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

10.10     Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

10.11     Recovery of Estate Taxes.     If the Officer’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Officer’s estate, then the Officer’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Officer’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Officer’s gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary’s liability hereunder.

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IN WITNESS WHEREOF, the Officer and the Company have signed this Agreement.

OFFICER	Standard BANK, PaSB

By

Title

Date:	Date:

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EXHIBIT 1

FORM OF BENEFIT ELECTION

STANDARD BANK, PaSB

PHANTOM STOCK APPRECIATION RIGHTS AGREEMENT

I elect to receive benefits under the Agreement in the following form (initial appropriate box):

4.1.2	Normal Benefit Date

☐	The Company shall pay the benefit to the Officer in a lump sum within 90 days of the Officer’s Normal Benefit Date.

☐	The Company shall pay the benefit to the Officer in 24 equal monthly installments commencing within 90 days following the Officer’s Normal Benefit Date. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Officer in 60 equal monthly installments commencing within 90 days following the Officer’s Normal Benefit Date. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Officer in 120 equal monthly installments commencing within 90 days following the Officer’s Normal Benefit Date. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

4.3.2	Change in Control Benefit

☐	The Company shall pay the benefit to the Officer in a lump sum within 90 days of the earlier of: (a) the Officer’s Termination of Employment or (b) the Officer’s Normal Benefit Date.

☐	The Company shall pay the benefit to the Officer in 24 equal monthly installments commencing within 90 of the earlier of: (a) the Officer’s Termination of Employment or (b) the Officer’s Normal Benefit Date. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Officer in 60 equal monthly installments commencing within 90 days of the earlier of: (a) the Officer’s Termination of Employment or (b) the Officer’s Normal Benefit Date. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall

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not be less than 4.00%.

☐	The Company shall pay the benefit to the Officer in 120 equal monthly installments commencing within 90 days of the earlier of: (a) the Officer’s Termination of Employment or (b) the Officer’s Normal Benefit Date. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

4.4.2	Disability Benefit

☐	The Company shall pay the benefit to the Officer in a lump sum within 90 days of the date of the Officer’s termination due to Disability.

☐	The Company shall pay the benefit to the Officer in 24 equal monthly installments commencing within 90 of the date of the Officer’s termination due to Disability. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Officer in 60 equal monthly installments commencing within 90 days of the date of the Officer’s termination due to Disability. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Officer in 120 equal monthly installments commencing within 90 days of the date of the Officer’s termination due to Disability. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

5.1.2	Death During Active Service

☐	The Company shall pay the benefit to the Officer’s designated beneficiary in a lump sum commencing within 90 days of the date of the Officer’s death.

☐	The Company shall pay the benefit to the Officer’s designated beneficiary in 24 equal monthly installments commencing within 90 of the date of the Officer’s death. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Officer’s designated beneficiary in 60 equal monthly installments commencing within 90 days of the date of the Officer’s death. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Officer’s designated beneficiary in 120 equal monthly installments commencing within 90 days of the date of the Officer’s death. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined

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using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

Signature

Date

Received by the Company this ________ day of ___________________, ____.

By

Title

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BENEFICIARY DESIGNATION

STANDARD BANK, PaSB

PHANTOM STOCK APPRECIATION RIGHTS AGREEMENT

I designate the following as beneficiary of any death benefits under this Agreement:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature

Date

Accepted by the Company this ______ day of _________________, ____.

By

Title

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